UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 18, 2022
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              Regal Rexnord Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

          200 State Street, Beloit, Wisconsin 53511-6254
(Address of Principal Executive Offices, Including Zip Code)

Registrant's Telephone Number: (608) 364-8800

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
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Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	RRX	New York Stock Exchange

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers

Regal Rexnord Corporation (the “Company”) has announced that John C. Kunze, President of the Climate Solutions Segment of the Company, will retire effective September 30, 2022 (the “Retirement Date”). The Company further announced that, effective immediately, Audwin “Audey” Cash will become interim President of Climate Solutions. Mr. Kunze is expected to work closely with Mr. Cash and Louis Pinkham, the Company’s Chief Executive Officer, to help with a smooth transition of responsibilities. On or before his Retirement Date, Mr. Kunze will also resign from any remaining officer and director positions that he holds with any of the Company’s subsidiaries or affiliates.

The Company and Mr. Kunze have entered into a Separation Agreement dated July 18, 2022 (the “Separation Agreement”) that contemplates execution of a Retirement Agreement on or about the Retirement Date (the “Retirement Agreement”). The Retirement Agreement will contain financial and other terms relating to Mr. Kunze’s retirement. The material provisions of the Separation Agreement and the Retirement Agreement are summarized in this Current Report on Form 8-K.

Mr. Kunze will continue to receive his current base salary through the Retirement Date. Through the Retirement Date, Mr. Kunze will continue to be eligible to participate in the Company’s employee benefits plans, programs and arrangements. Mr. Kunze will also be eligible to receive a pro-rata share of his annual cash incentive award for the 2022 annual performance period, consistent with the discretionary review of the satisfaction of performance conditions through the Retirement Date to be undertaken by the Compensation Committee of the Board of Directors pursuant to the terms of the award.

All of Mr. Kunze’s outstanding equity awards that are unvested as of his Retirement Date will be forfeited, except as described below.

Following the Retirement Date, the Company will pay Mr. Kunze his accrued but unpaid base salary and his accrued but unpaid vacation, and he will be entitled to all vested benefits required to be paid under any qualified retirement, welfare or other benefit plan sponsored by the Company.

In addition to the salary and benefits discussed above, Mr. Kunze will receive the following, in addition to other immaterial benefits, upon or following the Retirement Date, if he does not voluntarily resign without the Company’s consent prior to the Retirement Date, is not terminated by the Company for cause prior to the Retirement Date, and is in compliance in all material respects with the covenants and other obligations contained in the Retirement Agreement:

–a one-time cash payment of $420,876;

–accelerated vesting as of the Retirement Date of 2,455 restricted stock units granted to Mr. Kunze on February 18, 2020, February 23, 2021, October 4, 2021 and February 23, 2022;

–accelerated vesting as of the Retirement Date of 11,418 stock settled appreciation rights (“SSARs”) granted to Mr. Kunze on each of May 9, 2018, May 8, 2019, February 18, 2020, February 23, 2021, October 4, 2021, and February 23, 2022, to be exercisable within 180 days from the Retirement Date at the respective exercise prices established for each grant; and

–performance share unit awards (PSUs) granted on February 18, 2020, November 12, 2020 and October 4, 2021 will be deemed earned and calculated based on actual performance in each of fiscal years 2020, 2021 and 2022, contingent on the calculation of the Company’s performance against certain targets as set forth in the awards, with such PSUs to be awarded on or about February 28, 2023 upon completion of the review to be undertaken pursuant by the Compensation Committee to the terms of the awards for all PSU award recipients;

In consideration of these various payments, Mr. Kunze has agreed within the Separation Agreement to customary non-competition, non-solicitation and non-interference covenants and releases of claims.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL REXNORD CORPORATION

Date: July 22, 2022          By: /s/ Thomas E. Valentyn
Thomas E. Valentyn
Vice President, General Counsel and Secretary